Exhibit (k)(11)

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amendment No. 2 to the Amended and Restated Expense Limitation Agreement (this “Amendment”) is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (“BlackRock”), and BlackRock Private Investments Fund, a Delaware statutory trust (the “Fund”), effective as of May 8, 2025. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement (as defined below).

WHEREAS, the Fund and BlackRock have entered into an Amended and Restated Expense Limitation Agreement, effective as of November 15, 2023 (as amended to date, the “Agreement”), pursuant to which BlackRock has agreed to waive a portion of its management fee with respect to the Fund and maintain expenses of each share class of the Fund at a level below the level to which it would normally be subject;

WHEREAS, pursuant to the Amendment No. 1 to the Agreement, effective as of May 3, 2024, BlackRock agreed to increase the amount of the management fee waiver with respect to the Fund and for such increased fee waiver to continue in effect from May 3, 2024 until December 31, 2025;

WHEREAS, the Fund and BlackRock have determined that it is appropriate and in the best interests of the Fund and its shareholders to extend the current management fee waiver until July 31, 2026 and in connection therewith to extend the term of the Agreement through July 31, 2026;

WHEREAS, the Fund’s Board of Trustees has approved such extension of the management fee waiver and the term of the Agreement as being in the best interests of the Fund and its shareholders; and

WHEREAS, the Agreement provides that the Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1.5 of the Agreement is hereby amended and restated as follows:

  1.5 FEE REDUCTION AGREEMENT. With respect to the Fund, BlackRock agrees, for the period beginning on May 3, 2024 until July 31, 2026 (“Fee Reduction Period”), to waive the management fee payable to BlackRock pursuant to the amended and restated investment advisory agreement between the Fund and BlackRock, dated January 31, 2024 (as amended and/or amended and restated from time to time), by the amount necessary in order to reduce the net management fee payable to BlackRock to an annual rate equal to 0.65% of the Fund’s net assets determined monthly (the “Fee Reduction”). Subsections 1.3 and 1.4 and Section 2 of the Agreement shall not apply to this Section 1.5.

2. Section 3 of the Agreement is hereby amended and restated as follows:

3.  TERM AND TERMINATION OF AGREEMENT.

    Except with respect to the Fee Reduction, which shall be effective only during the Fee Reduction Period and shall terminate upon expiration of the Fee Reduction Period in accordance with Section 1.5 of the Agreement, this Agreement shall be effective as of the date first written above and shall continue in effect until July 31, 2026. Thereafter, this Agreement shall continue in effect for successive twelve-month periods provided such continuance is consented to by BlackRock and specifically approved by a majority of the Trustees of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated prior to expiration by the Fund, without payment of any penalty, upon 90 days’ prior written notice to BlackRock at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

3.

Except to the extent supplemented or amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented and amended hereby by the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BLACKROCK PRIVATE INVESTMENTS FUND

By:
Name: John Perlowski
Title: President and CEO

BLACKROCK ADVISORS, LLC

By:
Name: Trent Walker
Title: Managing Director

[Signature Page to Amendment No. 2 to Amended and Restated Expense Limitation Agreement

of BlackRock Private Investments Fund]